EXhibit 10.48
2008 EXECUTIVE INCENTIVE PLAN
1.0 PURPOSE
The 2008 Executive Incentive Plan (the “Plan”) is a vital part of CSK Auto, Inc.’s (the “Company”) total compensation program. The purpose of the Plan is to provide the President and Chief Executive Officer (the “Executive”) with an opportunity to directly share in the success of the Company by paying a bonus (“Bonus”) for outstanding Company achievements during the 2008 fiscal year (February 4, 2008 through February 1, 2009).
2.0 OVERVIEW AND ELIGIBILITY
Bonus is based upon Company performance during the entire fiscal year. Bonus under this Plan if any) will be paid to the Executive in Spring, 2009 (or as soon thereafter as is reasonably feasible based on the facts and circumstances) based on the level of achievement of the Company goals, contingent upon adherence to the Company’s codes of ethics and subject to obtaining appropriate approvals by the Compensation Committee of the Board of Directors.
Notwithstanding anything herein to the contrary, in the event that (i) there is no Change in Control during the 2008 fiscal year, and (ii) the Executive’s employment with the Company and its subsidiaries is terminated for any reason other than a termination by the Company for Cause (as defined below) prior to the date a Bonus earned under this Plan is paid, the Executive shall be entitled to receive, on the date bonuses are paid generally to active executive officers of the Company, a pro-rated portion, based on the number of months (rounded to the nearest full month) that the Executive was employed by the Company and its subsidiaries during the 2008 fiscal year, of the Bonus under the Plan that the Executive would have earned under the Plan had he remained employed through the bonus payment date based on the actual results of the Company over the entire year.
Notwithstanding anything herein to the contrary, this Plan is subject to the Employment Agreement, as amended, between the Company and the Executive, which is hereby incorporated by this reference, and which contains special provisions regarding the Bonus in the event of a Change in Control. In the event of any conflict between the Employment Agreement and this Plan, the Employment Agreement shall govern. For purposes of this Plan, the term “Cause” means the definition of “Cause” under the Employment Agreement between the Company and the Executive.
3.0 BONUS FUNDING GOAL
The “Funding Performance” criteria as used in this Plan refers specifically to the Company’s performance relative to achievement of an earnings-related goal (EBITDA, as defined in this Section 3.0) established for the 2008 fiscal year.
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as used in this Plan means Company earnings before interest, taxes, depreciation and amortization, for the Plan Year, as adjusted for

(i) non-comparable or non-recurring items (as determined by the Compensation Committee, based on the approved budget), (ii) costs related to the ongoing regulatory investigations and securities class action relative to the Company’s historical accounting practices, including any settlement costs, defense costs, fines or penalties, and (iii) costs including professional fees incurred in connection with the Board of Director’s evaluation of strategic alternatives. The determination of EBITDA for purposes of this Section 3.0 shall be certified by the Compensation Committee of the Board of Directors.
For 2008, the Executive’s Funding Performance goal is set forth on Appendix A hereto.
4.0 COMPANY PERFORMANCE GOAL
The “Company Performance” as used in this Plan refers specifically to the Company’s performance relative to achievement of an earnings-related goal (Adjusted EBITDA, as defined below) established for 2008 fiscal year.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as used in this Plan means consolidated earnings before interest, income taxes, depreciation, and amortization. Adjusted EBITDA will be calculated before (1) costs related to the ongoing regulatory investigations and securities class action relative to the Company’s historical accounting practices, including any settlement costs, defense costs, fines or penalties, (2) costs including professional fees incurred in connection with the Board of Director’s evaluation of strategic alternatives, (3) equity related compensation whether or not the amount is paid in cash, (4) cash-in-lieu of equity bonus, (5) non-recurring or non-comparable gains or losses including any impairment charges or asset write-offs, (6) purchase accounting adjustments, and, (7) any other adjustments to EBITDA made in good faith by the Compensation Committee of the Board of Directors.
Appendix A provides detail of the Company Adjusted EBITDA goal target and achievement levels and the potential Bonus percent of salary payable at each Company Performance level.
5.0 SALARY
“Salary” as used in this Plan means base annual salary as of the time that Executive’s fiscal 2008 salary was set in March, 2008.
6.0 ADMINISTRATION
The Plan is administered by the Compensation Committee of the Board of Directors and any interpretations of this Plan shall be made by such Committee.
7.0 GENERAL PROVISIONS
No portion of the Plan is to be construed as a contract for employment. The designation of Executive as a participant will not give such Executive any right to continued employment with the Company. The Company reserves its rights to suspend, demote, transfer, or terminate Executive.

7.01 UNFUNDED PROGRAM
The Plan is an unfunded program. The Company does not have an obligation to set aside, earmark or entrust any fund, policy or money with which to pay obligations under the plan. The amount of money payable under the Plan with respect to the participant, will be paid from general revenues.
7.02 RIGHT TO AMEND
Prior to a Change of Control (as defined below), the Company reserves the right to change, revise or rescind the policies or statements described in this Plan Notwithstanding anything herein to the contrary, following a Change of Control, no change, modification, revision, amendment or termination of this Plan (as evidenced by this document) shall be made which would impair the rights of Executive to a Bonus under this Plan without Executive’s consent.
For purposes of this Plan, the term “Change of Control” has the meaning ascribed to such term in the employment agreement between the Company and the Executive.
7.03 DISQUALIFICATION FOR VIOLATION OF COMPANY POLICY
Notwithstanding anything herein to the contrary, if Executive violates any Company policy during the fiscal year, or attempts to alter, manipulate, or falsely present any facts which bear upon any aspect of this Plan, he may, at the sole discretion of the Compensation Committee of the Board of Directors, forfeit any benefits hereunder, in addition to any other disciplinary action to which Executive may be subject.

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